Exhibit 4.1

SUPPLEMENTAL INDENTURE

RELATED TO THE ASSUMPTION

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of May 1, 2018, among TOPBUILD CORP., a Delaware corporation (the “Company”), the guarantors party hereto (the “New Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS TopBuild Escrow Corp., a Delaware corporation (the “Escrow Issuer”), has heretofore executed an indenture, dated as of April 25, 2018 (as amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Escrow Issuer’s 5.625% Senior Notes due 2026 (the “Notes”), initially in the aggregate principal amount of $400,000,000;

WHEREAS Section 4.17(c) of the Indenture provides that (i) the Company shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Company shall unconditionally assume all of the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and in the Indenture and (ii) the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which each New Guarantor shall jointly and severally guarantee all of the Guaranteed Obligations on the terms and conditions set forth herein and in the Indenture; and

WHEREAS pursuant to Sections 9.01(b) and (f) of the Indenture, the Company, the New Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.     Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.     Agreement to Assume Obligations. Effective upon the Release, the Company hereby agrees to (i) become a party to the Indenture as the “Issuer” and (ii) unconditionally assume all of the Escrow Issuer’s Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes as the Issuer and to perform all of the obligations and agreements of the Issuer under the Indenture.

3.     Agreement to Guarantee. Effective upon the Release, the New Guarantors agree, jointly and severally, to unconditionally guarantee all of the Guaranteed Obligations on the terms and subject to the conditions set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

4.     Notices. All notices or other communications to the Company and the New Guarantors shall be given as provided in Section 11.02 of the Indenture.

5.     Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.     Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

7.     Trustee Makes No Representation. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company and the New Guarantor, in each case, by action or otherwise, (iii) the due execution hereof by the Company and the New Guarantor or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

8.     Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. Notwithstanding the foregoing, the exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

9.     Effect of Headings. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions here.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

TOPBUILD CORP., as Company

By:	/s/ John Peterson
Name:	John Peterson
Title:	Chief Financial Officer

ADO Products, LLC

American Commercial Insulation, LLC

American National Services, Inc.

Builder Services Group, Inc.

Service Partners, LLC

Superior Contracting Corporation

TopBuild Home Services, Inc.

TopBuild Procurement, Inc.

TopBuild Support Services, Inc.

USI Cardalls, LLC

USI Intermediate Holdings, Inc.

USI Legend Parent, Inc.

USI Senior Holdings, Inc.

USI Smith Insulation, LLC

United Subcontractors, Inc.,

each as a Guarantor

By:	/s/ John Peterson
Name:	John Peterson
Title:	Chief Financial Officer

USI Cardalls, LLC USI Smith Insulation, LLC

By:	/s/ John Peterson
Name:	John Peterson
Title:	Manager

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely as Trustee

By:	/s/ Michael C. Daly
Name:	Michael C. Daly
Title:	Vice President

Acknowledged and Agreed by: TOPBUILD ESCROW CORP., as Escrow Issuer

By:	/s/ John Peterson
Name:	John Peterson
Title:	Chief Financial Officer